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Exhibit 5.0

Newcomb, Sabin, Schwartz & Landsverk, LLP
Attorneys at Law
Suite 4040, 111 S.W. Fifth Avenue
Portland, Oregon 97204
WWW.NSSLAW.COM

February 27, 2003

Cascade Corporation
2201 N.E. 201st Ave.
Fairview, Oregon 97024-9718

Re:
Cascade Corporation 1999 Amendment and Restatement of
1995 Senior Managers' Incentive Stock Option Plan

Ladies and Gentlemen:

        We have acted as counsel to Cascade Corporation. (the "Company") in connection with the registration with the Securities and Exchange Commission on Form S-8 of shares of the Company's common stock, par value $0.50 (the "Shares"), which may be issued upon exercise of options or otherwise granted in connection with the above-referenced plan (the "Plan"). In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

        Based upon that review, it is our opinion that the Shares, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and nonassessable under the Oregon Business Corporation Act.

        We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

        We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares.

/s/ Newcomb, Sabin, Schwartz & Landsverk, LLP

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Exhibit 5.0
Newcomb, Sabin, Schwartz & Landsverk, LLP Attorneys at Law Suite 4040, 111 S.W. Fifth Avenue Portland, Oregon 97204 WWW.NSSLAW.COM